Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

AMERIS BANCORP ANNOUNCES REDEMPTION OF REMAINING TARP PREFERRED STOCK

March 25, 2014

AMERIS BANCORP (NASDAQ-GS: ABCB), Moultrie, Georgia, today announced the redemption, as of March 24, 2014, of the Company’s remaining preferred stock originally issued under the U.S. Treasury’s Troubled Asset Relief Program , totaling $28 million. In order to facilitate the redemption, the Company incurred no additional debt and issued no additional common equity, instead utilizing excess capital from its bank subsidiary, Ameris Bank. Commenting on the redemption, Edwin W. Hortman, Jr., President and CEO of the Company, said, “This final redemption of the TARP preferred stock brings to a close an important strategy for Ameris. As the economic crisis began to unfold, we vigorously increased our capital levels and were in a position to benefit from opportunities during the downturn. This additional, relatively inexpensive equity, played a part in our willingness to maintain a growth-oriented strategy through a volatile economic period. It is an important achievement for us to have been able to repay the entire $52 million of funds without issuing common stock or taking on additional borrowings.”

Ameris Bancorp is headquartered in Moultrie, Georgia, and at the end of the most recent quarter had 68 locations in Georgia, Alabama, northern Florida and South Carolina.

This news release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. Ameris Bancorp (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements and are referred to the Company’s periodic filings with the Securities and Exchange Commission for a summary of certain factors that may impact the Company’s results of operations and financial condition.